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                                                                    EXHIBIT 23.4


                     [AUSTIN ASSOCIATES, INC. LETTERHEAD]


                                   CONSENT

We hereby consent to the discussion relative to our opinion delivered to the Board of Directors of First Central Bank in connection with its proposed acquisition by The Colonial BancGroup, Inc. in the Proxy Statement and Prospectus included in The Colonial BancGroup, Inc.'s Registration Statement on Form S-4 under the heading "Opinion of Financial Advisor," to the references to our firm in such Proxy Statement and Prospectus and to the inclusion of such opinion as an Appendix to the Proxy Statement and Prospectus.


Austin Associates, Inc.


By: /s/ Craig J. Mancinotti
   ---------------------------------------------------
   Craig J. Mancinotti
   Executive Vice President and Principal

October 30, 1997